EXHIBIT 23.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-51538 on Form S-8 of our report dated September 9, 2026, appearing in this Annual Report on Form 10-K of Greene County Bancorp, Inc. related to the consolidated financial statements and the effectiveness of internal control over financial reporting for the year ended June 30, 2026.

/s/ Bonadio & Co., LLP
Pittsford, New York
September 9, 2026